Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.

www.lilly.com

Date: March 25, 2004

For Release: Immediately
Refer to: (317) 276-5795 — Terra L. Fox

U.S. Attorney’s Office in Pennsylvania Investigating Lilly’s Marketing Practices

The office of the U.S. Attorney for the Eastern District of Pennsylvania has advised Eli Lilly and Company (NYSE: LLY) that it has commenced a civil investigation relating to the company’s marketing and promotional practices. Based on the information provided by the U.S. Attorney’s office, Lilly believes that the company products likely to be involved include Evista®, Prozac® and Zyprexa®. The company intends to cooperate with the U.S Attorney in this investigation.

The company cannot predict or determine the outcome of this matter. However, as previously stated in Lilly’s Form 10-K, in marketing practices investigations such as this, it is possible that an adverse outcome could have a material adverse impact on the company’s consolidated financial position, liquidity and results of operations.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

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Evista® (raloxifene hydrochloride, Lilly)
Prozac® (fluoxetine hydrochloride, Dista)
Zyprexa® (olanzapine, Lilly)